Exhibit 99.1

SG Blocks Reports First Quarter 2019 Financial Results

Management to Host Conference Call Today at 4:30 p.m. ET

BROOKLYN, NY – May 13, 2019 – SG Blocks, Inc. (Nasdaq: SGBX) (“SG Blocks” or the “Company”),  a leading designer, innovator and fabricator of container-based structures, reported its financial results for the first quarter ended March 31, 2019.

Key First Quarter 2019 Financial Highlights:

●	Revenue increased 12.4% to $1.7 million in Q1 2019, as compared to $1.5 million in Q1 2018.

●	Gross profit for Q1 2019 totaled approximately $0.5 million, as compared to $0.2 million in Q1 2018. Gross profit margin as a percentage of revenue increased to 31.4% in Q1 2019, as compared to 10.6% in Q1 2018.

●	Net loss totaled $0.5 million, or $(0.12) per basic and diluted share, in Q1 2019, as compared to net loss of $0.8 million, or $(0.18) per basic and diluted share, in Q1 2018.

●	Adjusted EBITDA loss in Q1 2019 totaled $0.3 million, as compared to $0.5 million in Q1 2018. (See below for further discussion about the presentation of Adjusted EBITDA, a non-GAAP financial measurement).

Key First Quarter 2019 and Subsequent Operational Highlights:

●	Construction backlog decreased to $95.8 million as of March 31, 2019, as compared to $97.7 million at December 31, 2018. The decrease in backlog at March 31, 2019 from the prior year end is primarily attributable to work in progress or completed contracts during the first quarter for approximately $1.7 million.

●	Performed activity on 11 total projects in backlog during Q1 2019.

●	Raised approximately $0.7 million in net proceeds from a follow-on equity offering of the Company’s common stock, to be used for working capital and general corporate purposes.

●	Executed a $4.0 million agreement with Arizona Investissements to build approximately 50 state-of-the-art mobile hospitality units to initially be delivered to an eco-resort in upstate New York.

●	Announced a joint collaboration with Capital Plus Financial, a certified Community Development Financial Institution, and EDS Development to complete 55 affordable houses to families displaced by Hurricane Maria in Guayama, Puerto Rico.

●	Announced exclusive partnership with Blockchain Holdings Capital Ventures to build next generation modular data centers utilizing SG Blocks’ container-based construction, the first prototypes of which are expected to be delivered in the fourth quarter of 2019.

Management Commentary

“The first quarter of 2019 was highlighted by continued operational execution, as defined by our continued revenue growth and gross margin expansion,” said Paul Galvin, CEO of SG Blocks. “We continued to service innovative new clients, ranging from mobile hospitality units in New York to affordable housing for those displaced by Hurricane Maria in Puerto Rico, while making what we believe is substantial progress towards realizing our long-term operational goals.

“On the financial front, the first quarter of 2019 was highlighted with increased top line revenue performance and gross margin expansion, driving our gross margin profile to 31.4% in the first quarter. We are comfortable with the timeline to realize our $95.8 million backlog, and based upon conversations with our customers, and assuming no site related delays, the Company currently anticipates generating revenue of approximately $18 million to $20 million in 2019 as compared to $8.2 million in 2018.

“We believe that our business model allows us to handle incremental revenue with a relatively modest increase in general and administrative expenses. We leverage both inventory and labor on our suppliers’ balance sheets and in most cases, pay for products and services only after we have been paid by our customers. Our model creates significant leverage and reduces working capital constraints to growth. These attributes, paired with the recent capital infusion from a follow-on equity offering, fortifies our balance sheet to support manufacturing and commercial activity for near-term transformative projects that we expect to deliver significant revenue in the quarters to come,” added Mr. Galvin.

“As we move towards the end of the second quarter of 2019, I remain confident in our ability to execute upon our backlog in 2019, while continuously growing our order book with new partners that are forward-thinking and creating solutions for tomorrow. We continue to seek out innovative ways to vertically expand our operating platform in order to provide end-to-end modular solutions on a global basis that add value to both us and our clients. I believe we are on the cusp of a major operational inflection point in our business and look forward to our anticipated creation of long-term value for our shareholders, clients and communities,” concluded Galvin.

First Quarter 2019 Financial Results

Revenue in Q1 2019 totaled $1.7 million, an increase of 12.4% compared to $1.5 million in Q1 2018. This increase in revenue was mainly driven by growth in the Company’s retail and office contracts that were in progress or completed for the three months ended March 31, 2019 as compared to March 31, 2018.

Construction backlog decreased to $95.8 million as of March 31, 2019, as compared to $97.7 million at December 31,2018. The decrease in backlog at March 31, 2019 from the prior year end is primarily attributable to work in progress or completed contracts during the first quarter for approximately $1.7 million.

Gross profit totaled $0.5 million in Q1 2019 as compared to $0.2 million in Q1 2018. Gross profit margin as a percentage of revenue increased to 31.4% in Q1 2019, as compared to 10.6% in Q1 2018.

Operating expenses increased to $1.0 million in Q1 2019 from $0.9 million in Q1 2018. The increase in operating expenses was primarily due to an increase in payroll and related expenses offset by a decrease in general and administrative costs.

Net loss totaled $0.5 million, or $(0.12) per basic and diluted share, in Q1 2019, compared to net loss of $0.8 million, or $(0.18) per basic and diluted share, in Q1 2018.

Adjusted EBITDA loss decreased to $0.3 million in Q1 2019 from $0.5 million in Q1 2018. See below under the heading “Use of Non-GAAP Financial Information” for a discussion of Adjusted EBITDA and a reconciliation of such measure to the most comparable measure calculated under U.S. generally accepted accounting principles (“GAAP”).

Cash and cash equivalents at March 31, 2019 totaled $0.3 million, as compared to $1.4 million at December 31, 2018. Subsequent to the end of the first quarter of 2019, the Company completed a $0.9 million equity financing, resulting in an estimated $0.7 million of net proceeds.

Further details about the Company’s results in the first quarter of 2019 will be available in its Quarterly Report on Form 10-Q, accessible in the investor relations section of the Company’s website at www.sgblocks.com and through the U.S. Securities and Exchange Commission’s website.

Conference Call Information

SG Blocks CEO Paul Galvin and President and CFO Mahesh Shetty will host the conference call, followed by a question and answer period.

To access the call, please use the following information:

Date:	Monday, May 13, 2019
Time:	4:30 p.m. ET, 1:30 p.m. PT
Toll-free dial-in number:	1-800-239-9838
International dial-in number:	1-720-543-0302
Conference ID:	7674984

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact MZ Group at 1-949-491-8235.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=134458 and via the investor relations section of the Company’s website at www.sgblocks.com.

A replay of the conference call will be available on May 13, 2019, after 7:30 p.m. Eastern time, through May 27, 2019.

Toll-free replay number:	1-844-512-2921
International replay number:	1-412-317-6671
Replay ID:	7674984

Use of Non-GAAP Financial Information

In addition to its results under GAAP, the Company presents EBITDA and Adjusted EBITDA for historical periods. EBITDA and Adjusted EBITDA are non-GAAP financial measures and have been presented as supplemental measures of financial performance that are not required by, or presented in accordance with, GAAP. The Company calculates EBITDA as net income (loss) before interest expense, income tax benefit (expense), depreciation and amortization. It calculates Adjusted EBITDA as EBITDA before certain non-recurring adjustments such stock-based compensation expense. EBITDA and Adjusted EBITDA are presented because they are important metrics used by management as one of the means by which it assesses the Company’s financial performance. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in the Company’s industry. These measures, when used in conjunction with related GAAP financial measures, provide investors with an additional financial analytical framework that may be useful in assessing the Company and its results of operations.

The following is a reconciliation of EBITDA and Adjusted EBITDA to the nearest GAAP measure, net loss:

	Three Months Ended March 31, 2019	Three Months Ended March 31, 2018
Net loss	$(490,735)	$(754,104)
Addback depreciation and amortization	39,446	148,247
EBITDA (non-GAAP)	(451,289)	(605,857)
Addback stock-based compensation expense	162,493	79,989
Adjusted EBITDA (non-GAAP)	$(288,796)	$(525,868)

About SG Blocks, Inc.

SG Blocks, Inc. is a premier innovator in advancing and promoting the use of code-engineered cargo shipping containers and purpose-built steel modules for safe and sustainable construction. The Company offers a product that exceeds many standard building code requirements, and also supports developers, architects, builders and owners in achieving greener construction, faster execution, and stronger buildings of higher value. Each project starts with GreenSteel™, the structural core and shell of an SG Blocks building, which is then customized to client specifications. For more information, visit www.sgblocks.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief or current expectations, are forward-looking statements. While SG Blocks believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in SG Blocks’ filings with the Securities and Exchange Commission. Thus, actual results could be materially different from those presented herein. SG Blocks expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Media and Investor Relations:

Media

Kati Bergou
Rubenstein Public Relations
Vice President
212-805-3014
kbergou@rubensteinpr.com

Investor Relations

Chris Tyson
MZ North America
Managing Director
949-491-8235
chris.tyson@mzgroup.us

SG BLOCKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2019	December 31, 2018
	(Unaudited)

Assets
Current assets:
Cash and cash equivalents	$250,464	$1,368,395
Accounts receivable, net	2,956,614	1,746,326
Costs and estimated earnings in excess of billings on uncompleted contracts	12,424	260,325
Prepaid expenses and other current assets	781,046	986,687
Total current assets	4,000,548	4,361,733

Property, plant and equipment, net	68,172	71,337
Goodwill	4,162,173	4,162,173
Intangible assets, net	2,407,648	2,443,929
Total Assets	$10,638,541	$11,039,172

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$2,251,920	$2,624,218
Billings in excess of costs and estimated earnings on uncompleted contracts	1,580,481	1,334,887
Total current liabilities	3,832,401	3,959,105

Commitments and contingencies (Note 12)

Stockholders’ equity:
Preferred stock, $1.00 par value, 5,405,010 shares authorized; none issued or outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized; 4,260,041 issued and outstanding as of March 31, 2019 and December 31, 2018	42,601	42,601
Additional paid-in capital	17,917,551	17,700,743
Accumulated deficit	(11,154,012)	(10,663,277)
Total stockholders’ equity	6,806,140	7,080,067
Total Liabilities and Stockholders’ Equity	$10,638,541	$11,039,172

SG BLOCKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31, 2019	For the Three Months Ended March 31, 2018
	(Unaudited)	(Unaudited)
Revenue:
Construction services	$1,658,074	$1,543,526
Engineering services	77,050	—
Total	1,735,124	1,543,526

Cost of revenue:
Construction services	1,159,229	1,379,930
Engineering services	31,790	—
Total	1,191,019	1,379,930

Gross profit	544,105	163,596

Operating expenses:
Payroll and related expenses	638,550	405,418
General and administrative expenses	333,000	426,275
Marketing and business development expense	47,359	81,047
Pre-project expenses	15,931	4,964
Total	1,034,840	917,704

Operating loss	(490,735)	(754,108)

Other income (expense):
Interest income	—	4
Total	—	4

Loss before income taxes	(490,735)	(754,104)
Income tax expense	—	—

Net loss	$(490,735)	$(754,104)

Net loss per share - basic and diluted:
Basic and diluted	$(0.12)	$(0.18)

Weighted average shares outstanding:
Basic and diluted	4,260,041	4,260,041

SG BLOCKS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Three Months Ended March 31, 2019	For the Three Months Ended March 31, 2018
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(490,735)	$(754,104)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	3,165	931
Amortization of intangible assets	36,281	147,316
Interest income on short-term investment	—	(4)
Stock-based compensation	162,493	79,989
Changes in operating assets and liabilities:
Accounts receivable	(1,210,288)	1,576,243
Cost and estimated earnings in excess of billings on uncompleted contracts	247,901	59,763
Prepaid expenses and other current assets	205,641	(442,192)
Accounts payable and accrued expenses	(317,983)	(542,879)
Billings in excess of costs and estimated earnings on uncompleted contracts	245,594	(509,846)
Net cash used in operating activities	(1,117,931)	(384,783)

Cash flows from investing activities:
Proceeds from short-term investment	—	30,037
Purchase of property, plant and equipment	—	(3,184)
Net cash provided by investing activities	—	26,853

Cash flows from financing activities:
Net cash provided by financing activities	—	—

Net decrease in cash and cash equivalents	(1,117,931)	(357,930)

Cash and cash equivalents - beginning of period	1,368,395	4,870,824

Cash and cash equivalents - end of period	$250,464	$4,512,894

Supplemental disclosure of non-cash investing and financing activities:
Non cash conversion of salary liability to restricted stock units	$54,315	$—